Exhibit 99

NEWS RELEASE

Arthur J. Gallagher & Co. Completes Acquisition of Willis Towers Watson plc Treaty Reinsurance Brokerage Operations

ROLLING MEADOWS, Ill., Dec. 1, 2021 — Arthur J. Gallagher & Co. today announced that it has completed the acquisition of substantially all of the treaty reinsurance brokerage operations from Willis Towers Watson plc.

Together with Gallagher’s existing reinsurance operations, the combined businesses will trade as Gallagher Re from more than 70 offices across 31 countries and incorporate c2400 colleagues. This acquisition brings specialist expertise, underpinned by a portfolio of analytics capabilities including catastrophe modeling, dynamic financial analysis, rating agency analysis and capital modeling that will immediately provide exceptional value to insurance carriers and insurance capital providers around the world.

Gallagher Re will be led by James Kent, Global Reinsurance CEO, who will report to Tom Gallagher, Gallagher’s CEO of Global Property & Casualty Brokerage.

“I’d like to officially welcome our new reinsurance brokerage colleagues to the Gallagher family of professionals,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “Together, we will build upon our shared focus of outstanding service, expertise and client-centric culture. I am confident the combination will deliver tremendous value to our clients, our global brokerage and risk management teams, and our shareholders.”

James Kent added: “This combination marks a new chapter for two remarkable reinsurance broking teams as well as for our valued and extremely supportive clients and stakeholders. We are bringing together highly complementary and well-respected reinsurance businesses to create a truly compelling unified reinsurance platform. I am incredibly proud to be leading Gallagher Re into its next phase of growth.”

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co. (NYSE:AJG), a global insurance brokerage, risk management and consulting services firm, is headquartered in Rolling Meadows, Illinois. The company has operations in 57 countries and offers client service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Investors:

Ray Iardella

VP - Investor Relations

(630) 285-3661/ Ray_Iardella@ajg.com

US Media:

Kelli Murray

Director Global Public Relations

(630) 277-0347/ Kelli_Murray@ajg.com

UK Media:

Emma Banks

PR and Media Relations

+44(0) 207 204 6189 / Emma_Banks@ajg.com

Lynn Rouse

PR and Media Relations

+44 20 3425 3416 / Lynn_Rouse@ajg.com

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